EXHIBIT 5.1

August 30, 2016

The Board of Directors

Synthetic Biologics, Inc.

155 Gibbs Street, Suite 412

Rockville, MD 20850

Re:	Synthetic Biologics, Inc. Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on even date by Synthetic Biologics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 6,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued in connection with the Company’s 2010 Stock Incentive Plan (the “Plan”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the Plan, the Common Stock so issued will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parsons Behle & Latimer

PARSONS BEHLE & LATIMER